UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2010

MEDIVATION, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32836	13-3863260
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

201 Spear Street, 3rd Floor

San Francisco, California 94105

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (415) 543-3470

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On March 9, 2010, Medivation, Inc. (the “Company”) terminated its lease agreement with PPF OFF 345 SPEAR STREET, LP (the “Landlord’) for the lease of approximately 63,817 rentable square feet of office space on the sixth floor of the building located at 345 Spear Street, San Francisco, California (the “Lease Agreement”). A brief description of the terms of the Lease Agreement are set forth in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 6, 2009. The Company terminated the Lease Agreement as a result of the negative results in the CONNECTION trial, a six-month Phase 3 clinical trial of the investigational drug dimebon (latrepirdine) in patients with mild-to-moderate Alzheimer’s disease. In connection with the termination of the Lease Agreement, the Company paid a $1.5 million termination fee to the Landlord.

Item 8.01. Other Events.

On March 9, 2010, a purported securities class action lawsuit was commenced in the United States District Court for the Northern District of California, naming as defendants the Company and certain of its officers. The lawsuit alleges violations of the Securities Exchange Act of 1934 in connection with allegedly false and misleading statements made by the Company related to dimebon. The plaintiff alleges, among other things, that the defendants disseminated false and misleading statements about the effectiveness of dimebon for the treatment of Alzheimer’s disease making it impossible for stockholders to gain a realistic understanding of the drug’s progress toward FDA approval. The plaintiff seeks to represent a class of stockholders who purchased the Company’s common stock between July 17, 2008 and March 2, 2010. Plaintiff seeks damages, an award of its costs and injunctive and/or equitable relief.

Company management believes that the Company has meritorious defenses and intends to defend the lawsuit vigorously.

It is possible that similar lawsuits may yet be filed in the same or other courts that name the same or additional defendants. To the extent such similar cases are filed, the Company does not intend to file further Current Reports on Form 8-K describing the additional lawsuits.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIVATION, INC.

Dated: March 10, 2010	By:	/s/ C. Patrick Machado
C. Patrick Machado
Chief Business Officer and Chief Financial Officer